Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2009 relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting, which appears in MeadWestvaco Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ PricewaterhouseCoopers LLP

Richmond, VA

August 25, 2009